EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.
3601 Clover Lane
New Castle, Pennsylvania 16105

As successor by merger, effective October 1, 2009, of the registered public accounting firm Rotenberg & Co., LLP, we consent to the use of our report dated March 24, 2009, in the Registration Statement on Form S-1, with respect to the consolidated balance sheets of Axion Power International, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended and for the period since inception (September 18, 2003) through December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EFP Rotenberg, llp

Rochester, New York
  January 11, 2010